China Architectural Engineering Awarded $80 Million in New
International Projects; Backlog Rises to Record $245 Million

ZHUHAI, China & LOS ANGELES--China Architectural Engineering Inc. (CAE) (NASDAQ:CAEI), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today reported that it has been awarded two new contracts for projects valued at $80 million in Dubai and Singapore. The Company today also reported that its project backlog has increased to a new record of $245 million.

Two Latest Contracts Represent Ongoing Success of CAE’S International Expansion Strategy

Today’s new Dubai contract is for the construction of external envelopes for facilities of the Dubai Metro System’s new Green Line. This is a continuation of CAE’s work on the Red Line, where it already has begun building external station envelopes under a $50 million contract announced in March 2008, followed by additional contracts for entrance pods and footbridges for the same Red Line. Including today’s announcement, the Company’s total contract value for the Dubai Metro System has exceeded $100 million, which is expected to be completed by 2010. Upon completion, the Dubai Metro system will become the longest fully automated rail system in the world.

The Singapore contract will represent a landmark project in the country by the National Parks Board of Singapore. Under the terms of the agreement, CAE will design, engineer, fabricate and install a glazed facade for the Conservatory Complex at Gardens by the Bay. This project, which is expected to be completed within two years, also represents CAE’s first major project in South East Asia.

Backlog Continues to Increase

In the latest of its periodic backlog updates, CAE today also reported that the total value of projects expected to produce revenue as of October 31, 2008 stood at $245 million. This new record backlog figure represents yet another quarterly sequential increase from $240 million, reported on June 2008, the date of the Company’s last reported backlog, and from $208 million in March 2008. This latest backlog figure includes today’s two new contracts.

CAE defines backlog as the total anticipated revenue from projects already begun and upcoming projects for which contracts have been signed or awarded and pending signing. CAE views backlog as an important statistic in evaluating its level of sales activity and short-term sales trends in its business. It also cautions that backlog is only one indicator and not necessarily the most effective indicator of the ultimate profitability of its revenues.

China Architectural Engineering Chairman and CEO Ken Yi Luo said, “The market’s continued demand for CAE’s unique, superior and cost-effective architectural solutions, once again clearly exemplifies our ability to expand across the globe while further building on our growing industry reputation. Today’s latest Dubai contract builds on the $50 million project, our largest ever outside China, which we announced earlier this year. Our ability to expand within an existing client as well as penetrate an entire new region, South East Asia, is a reflection of the resilience of our unique business model which is allowing us to continue to expand despite the current global economic weakness.”

To be added to China Architectural Engineering’s investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About China Architectural Engineering

China Architectural Engineering, Inc. (CAE) (NASDAQ:CAEI), which began operations in 1992, has maintained a leading position in the global commercial construction industry by providing timely, high-quality, reliable, fully integrated and cost-effective service solutions to its clients utilizing specialized technical expertise in the design, engineering, fabrication and construction of structural exterior cladding systems. It specializes in high-end curtain wall systems (including glass, stone & metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects.

CAE has worked with world-renowned architects and building engineers from China and other countries and has completed over 100 large, complex and unique projects throughout China, Hong Kong, Macau, Australia and Southeast Asia, including numerous award-winning landmark buildings in many of Asia's major cities. It is now capitalizing on its industry-leading expertise by expanding aggressively beyond China into some of the most active construction markets in the world, including the Middle East, Central Asia, United States and Eastern Europe.

For further information on China Architectural Engineering, please visit www.caebuilding.com.

Forward Looking Statements: In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, uncertainty of contract negotiations and payments under existing contracts, the Company’s dependence on government contracts, changes in the laws of the PRC that affect the Company’s operations, fluctuation and unpredictability of costs related to the Company’s products and services, the Company’s dependence on the steel and aluminum markets, reduction or reversal of the Company’s recorded revenue or profits due to “percentage of completion” method of accounting and expenses and costs associated with the issuance of convertible bonds. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

Contact:
At Investor Relations Intl:
Haris Tajyar
Managing Partner
818-382-9702
htajyar@irintl.com
or
At CAE:
Bert Grisel
Chief Financial Officer
852-2152-3528
bg@caebuilding.com